EXHIBIT 99.1

FINA BANCORP, INC.
14 Indiana Avenue
Valparaiso, Indiana 46383

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert M. Schafer and M. Bradley Dolezal, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of FINA Bancorp, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at 14 Indiana Avenue, Valparaiso, Indiana on Wednesday, May 30, 2007 at 10:00 a.m., local time, or any adjournment or postponement thereof, on the following matters:

1.
Approval and adoption of the Agreement and Plan of Merger, dated as of February 19, 2007, as amended, by and between 1st Source Corporation, Hickory Acquisition, Inc., FINA Bancorp, Inc. and Wayne B. Welter, as shareholders’ agent.

☐ FOR                               ☐ AGAINST                                ☐ ABSTAIN

2. In their discretion, on such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL NUMBER 1.

Please sign exactly as name appears below. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ______________________________, 2007

(Signature)

(Signature, if held jointly)

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.